Exhibit 3.1

CONSENT OF THE MAJORITY SHAREHOLDERS OF

MARIJUANA COMPANY OF AMERICA, INC.

The undersigned, constituting a majority of the shareholders eligible to vote of Marijuana Company of America, Inc., a Utah Corporation (the "Company"), hereby adopts the following Written Consents, effective as of February 4, 2022, hereby waiving all notice of, and the holding of, a meeting of the shareholders to act upon such matters and resolutions, pursuant to the Company's By-Laws, and 16-10a-704 of the Utah Corporations Code.

WHEREAS, on February 4, 2022, the Company's Board of Directors executed a resolution approving of an amendment to the Company’s Certificate of Incorporation to eliminate the par value of the Company’s common stock, reducing it from $0.001 to $0.00 per share.

WHEREAS, the undersigned constitute a majority of the Company's shares eligible to vote on the question, and pursuant to the Company's By-Laws, and Section 16-10a-704 of the Utah corporations code, the majority shareholder may take any action that may be taken at an annual or special meeting of shareholders may without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.;

WHEREAS, the undersigned constitute a majority of the shares eligible to vote and have considered and discussed the benefits of amending the Company’s Certificate of Incorporation to eliminate the par value of the Company’s common stock from $0.001 to $0.00 per share.

BY MAJORITY CONSENT the undersigned, being a majority of the shareholders eligible to vote of the Company, approves and authorizes amendment to the Company’s Certificate of Incorporation to eliminate the par value of the Company’s common stock from $0.001 to $0.00 per share.

CONSENTED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps, and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing

Written Consent consistent with the Company's By Laws and Utah law, including placing this Written Consent in the appropriate Books and Records of the Company, and that any such documents executed, or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of date first written above.

THE UNDERSIGNED BEING A MAJORITY OF THE SHAREHOLDERS ELIGIBLE TO VOTE OF MARIJUANA COMPANY OF AMERICA, INC.

Dated: February 4, 2022

/s/ Jesus Quintero

Jesus M. Quintero, beneficial owner of

8,666,666 Class A Preferred Stock (1)

2,000,000 Class B Preferred Stock (2)

(1) Each share of Class A Preferred Stock is entitled to 100 votes on all matters submitted to a vote to the stockholders of the Company. Mr. Quintero’s Class A Preferred Stock equates to 866,666,600 voting common shares.

(2) The Class B Preferred Stock carries a voting preference of One Thousand (1,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected.